CONSENT OF INDEPENDENT AUDITORS



The Board of Directors and Shareholders
Sonus Corp.:


We consent to incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-57673 and 333-83151) of Sonus Corp. of our report dated November 13, 2000, relating to the consolidated balance sheet of Sonus Corp. and subsidiaries as of July 31, 2000, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the two-year period ended July 31, 2000, which report appears in the July 31, 2001 annual report on Form 10-K of Sonus Corp.






/s/KPMG LLP

Portland, Oregon
December 3, 2001